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                                                                   Exhibit 23(b)





                         INDEPENDENT AUDITORS' CONSENT

The Stockholders and Board of Directors
POSCO HULS Co., Ltd.:

We consent to incorporation by reference in the registration statements (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 11, 1999, relating to the balance sheets of POSCO HULS Co., Ltd. as of December 31, 1998 and 1997, and the related statements of operations, appropriation (disposition) of retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in this Form 8-K/A of MEMC Electronic Materials, Inc.


                                /s/KPMG San Tong Corp.


Seoul, Korea
March 16, 1999